Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $.0001 par value, registered for the benefit of the Selling Securityholders	457(c)	1,856,938	$3.90	$7,242,058	0.0000927	$671.34
Fees Previously Paid	-	-	-	-	-	-	—	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$7,242,058		$671.34
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of additional securities of BioRestorative Therapies, Inc. as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices for our common stock as reported by the NASDAQ Capital Market on May 11, 2022.